MERRY-GO-ROUND ENTERPRISES, INC.
                                3300 FASHION WAY
                             JOPPA, MARYLAND 21085
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 28, 1994
                            ------------------------

     The Annual Meeting of Stockholders of Merry-Go-Round Enterprises, Inc. will be held at 3:00 p.m. on June 28, 1994, at the Company's corporate offices, 3300 Fashion Way, Joppa, Maryland 21085 for the following purposes:

          1. To elect six directors to hold office for the ensuing year and until their successors are elected and qualify.

          2. To amend the Company's 1989 Long Term Incentive Plan to increase the number of shares available under the Plan and as described in the accompanying proxy statement.

          3. To approve the appointment of KPMG Peat Marwick as independent auditors of the Company for the fiscal year ending January 28, 1995.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 29, 1994, are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. Those who cannot attend are urged to promptly sign, date and mail the enclosed proxy in the envelope provided for that purpose. Returning your proxy does not deprive you of your right to attend the meeting and vote your shares in person.

                                          By Order of the Board of Directors

                                          ISAAC KAUFMAN
                                          Secretary

May 24, 1994

                        MERRY-GO-ROUND ENTERPRISES, INC.
                                3300 FASHION WAY
                             JOPPA, MARYLAND 21085
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders to be held 3:00 p.m. on June 28, 1994, at the Company's corporate offices, 3300 Fashion Way, Joppa, Maryland and at any adjournment thereof. This Proxy Statement was first mailed or given to stockholders on May 24, 1994.

     Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by officers and employees of the Company. Expenses for such solicitation will be borne by the Company. In addition, the Company has retained Hill and Knowlton, Inc., at a cost not to exceed $6,500, plus expenses, to aid in the solicitation of proxies. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers which have beneficial interests in stock of the Company registered in the name of nominees.

     Any proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, by written notice to the Secretary of the Company at the address set forth above or by oral or written statement at the meeting. Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors.

     Stockholders of record at the close of business on April 29, 1994, are entitled to notice of and to vote at the meeting. On the record date the Company had 53,932,335 shares of Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote. There is no provision for cumulative voting.

     The directors and executive officers of the Company own beneficially and have sole or shared power to vote at the meeting 12,109,472 shares or 22.45% of the Company's outstanding Common Stock. It is anticipated that these shares will be voted in accordance with the recommendation of management on each matter described in the accompanying notice. For more detailed information as to ownership of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

     The number of shares set forth in this Proxy Statement are adjusted to reflect all previous stock splits and dividends.

                             ELECTION OF DIRECTORS

     The Board of Directors has proposed the six directors presently in office as nominees for election as directors to serve for the coming year and until their successors are elected and qualify. In May 1994, Thomas J. Byrne, Jr. resigned and will not stand for reelection. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. Management has no reason to believe that any nominee will be unable to serve if elected. If any nominee should be unable to serve, the shares represented by a proxy may be voted for a substitute nominee to be designated by management.

           NAME AND AGE                                OTHER POSITION WITH THE COMPANY                     DIRECTOR
          ON RECORD DATE                             OR DIRECTOR'S PRINCIPAL OCCUPATION                      SINCE
- - -----------------------------------  -------------------------------------------------------------------  -----------
Leonard Weinglass (52).............  Chairman of the Board and Chief Executive Officer                          1971
Michael D. Sullivan (54)...........  President                                                                  1983
Robert B. Bank (47)................  President, Robert B. Bank Management Services                              1985
Raymond F. Altman (53).............  Attorney with the law firm of Freishtat and Sandler                        1991
Alan E. Berkowitz (54).............  Chief Executive Officer, Alan E. Berkowitz and Associates CPAs
                                       Chartered                                                                1991
Isaac Kaufman (47).................  Executive Vice President, Chief Financial Officer, Secretary and
                                       Treasurer                                                                1991

     Mr. Weinglass is the founder of the Company and has served as an officer since its organization. He was President until 1982 and served as Vice Chairman of the Board until April 1991 when he was elected Chairman. He assumed the responsibilities of Chief Executive Officer in January 1994.

     Mr. Sullivan has been employed by the Company since 1974. He served as Executive Vice President from 1978 to 1982, as President and Chief Executive Officer from 1982 to January 1994 and currently serves as President. Mr. Sullivan also serves on the Board of Directors of the Baltimore Gas and Electric Company.

     Mr. Bank has been President of Robert B. Bank Management Services, a management consulting firm, since 1983. Prior to that time he was Executive Vice President and a principal of Jos. A. Bank Clothiers, Inc., a manufacturer and retailer of men's and women's clothing. From 1985 to 1990 he was a Special Partner of ABS Ventures, Ltd., a venture capital firm.

     Mr. Altman, has been an attorney with the firm Freishtat and Sandler for more than five years.

     Mr. Berkowitz has been Chief Executive Officer of Alan E. Berkowitz and Associates CPAs Chartered for more than five years. He is a certified public accountant and an attorney. He also serves on the Board of Directors of Eastern Savings Bank, FSB.

     Mr. Kaufman has been employed by the Company since 1973. He was elected Executive Vice President in April, 1991. He has served as Chief Financial Officer and Treasurer since 1983 and as Secretary since 1980. He was a Vice President from 1980 to 1983 and Senior Vice President from 1983 to April, 1991. He is a certified public accountant. He also serves on the Board of Directors of Trans World Music Corp., a retailer of prerecorded music and videos.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR.

     Messrs. Berkowitz and Bank serve as the Audit Committee of the Board of Directors. The Audit Committee recommends independent auditors for appointment by the Board and reviews the scope of services and reports of the Company's independent auditors. The Audit Committee met twice during the fiscal year ended January 29, 1994.

     The Compensation Committee, which consists of Messrs. Berkowitz, Altman and Bank, administers the 1989 Long-Term Incentive Plan and reviews proposed compensation arrangements for members of senior management. The Compensation Committee met once during the fiscal year ended January 29, 1994.

     In fiscal 1994, sixteen meetings of the Board of Directors were held. Each director attended more than 75% of the aggregate of the number of meetings in fiscal 1994 of the Board of Directors and Committees on which he served. The Board does not have a standing nominating committee.

     In fiscal 1994, the directors of the Company who are not officers each received $14,000, $15,000 for serving as a committee chairman, plus $1,000 per board meeting and $750 per committee meeting. These compensation arrangements will continue in fiscal 1995. In March 1992, each director who was not an employee received an option to purchase 10,000 shares of common stock at an exercise price of $10.13 per share (the market price on the date of grant). These options become exercisable in installments of 20% of the shares subject to the option for each year from the grant date and shall be exercisable for a term of 10 years from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     Messrs. Berkowitz, Altman and Weinglass, a current and former officer of the Company, served as the Compensation Committee of the Board of Directors through January 11, 1994. Mr Weinglass resigned from the Committee following his appointment as Chief Executive Officer and was succeeded by Mr. Bank.

     The Company leases three condominium apartments in a building in New York City from Mr. Weinglass and the Estate of Harold Goldsmith, of which Mr. Berkowitz is a personal representative, for use during approximately 40 weeks of each year by the Company's merchandise managers and buyers when they travel to New York City's garment district. The apartments are not used as residences by any corporate personnel. The monthly rentals paid by the Company for the three apartments currently total $8,600, approximately equal to the carrying costs of Mr. Weinglass and the Estate. The Company pays for all utilities and repairs not paid by the condominium association.

     The Company leased a warehouse and office facility, totalling approximately 214,000 square feet, in Towson, Maryland from The Arcade Partnership. The partners of The Arcade Partnership are Mr. Weinglass and the Estate of Harold Goldsmith. The aggregate payments by the Company under the leases were approximately $350,000 in fiscal 1994. Subsequent to the Company's filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code, the Company and the Partnership agreed to modify the lease to provide for approximately 136,000 square feet in the same facility at an annual rate of $1.10 per square foot and have sought authority from the Bankruptcy Court to assume the lease as modified.

     In fiscal 1994, the Company paid approximately $305,000 and $31,000 to Freishtat and Sandler, with which Mr. Altman is associated, and Alan E. Berkowitz & Associates, with which Mr. Berkowitz is associated, respectively, for services rendered during fiscal 1994. In fiscal 1995, the Company expects to continue to obtain services from the firms with which Messrs. Altman and Berkowitz are associated, subject to approval by the Bankruptcy Court.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's financial performance objectives, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. In that regard, for fiscal 1994, the Compensation Committee believed that the Company should maintain an executive compensation program that would:

     . Support a pay-for-performance policy that differentiates the amount of compensation on the basis of corporate, divisional and individual performance;

     . Motivate senior officers to achieve strategic business initiatives and objectives;

     . Provide compensation opportunities which are comparable to those offered by other leading retail companies, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success, and;

     . Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Company common stock.

     In fiscal 1994, the Company's executive compensation program comprised base salary, an annual bonus, long-term incentive opportunities in the form of stock options, restricted stock and cash incentives, and other benefits typically offered to executives by major corporations.

     As an executive's level of responsibility increases, a greater proportion of his or her total compensation opportunity was based on performance incentives and less on salary and employee benefits, causing greater variability in the individual's absolute compensation level from year-to-year. In addition, the more senior an officer in the Company's organization, the more his or her compensation relied on the value of the Company's common stock, through stock-based awards.

     While the Company is subject to the jurisdiction of the Bankruptcy Court, all increases in the rate of compensation payable to executive officers are subject to review and approval by the Court. The Committee, with the assistance of an outside consultant, is currently reviewing its compensation policies in light of the Chapter 11 filing.

     Recently passed legislation limits the allowable tax deduction for certain covered compensation paid to the Company's covered officers to $1 million per year per executive. Presently, the law generally excludes from covered compensation awards which are qualified for deductions as performance-based and shareholder approved. In order for compensation awards to covered officers under the 1989 Long Term Incentive Plan to be deductible by the Company, the proposed amendment to the plan would have to be approved by the shareholders. No awards will be made under the plan, including options which have been issued subject to shareholder approval, unless the Company's shareholders approve the plan as proposed to be amended. In making compensation decisions, the primary consideration will be achievement of the Company's strategic goals taking into consideration the Company's current status in reorganization, competing compensation practices, and other factors. To the extent that fulfilling these goals is consistent with obtaining tax deductions, the Company will seek to award compensation that will qualify for tax deductions.

ANNUAL CASH COMPENSATION

     The Committee believes that it is necessary to pay salaries that are competitive within the industry and geographic region in order to attract the types of executives needed to manage the business. Annual salary recommendations are made by the Chief Executive Officer for all executive officers except the Chief Executive Officer, based on factors such as management responsibility, achievement of operational objectives and contribution to overall corporate results. During each fiscal year, the Compensation Committee reviews the annual salary recommendations for the Company's executive officers and then approves the recommendations with any modifications it deems appropriate. The Committee also establishes a salary level for the Chief Executive Officer. The Committee uses retail industry and other compensation surveys, comparisons to practices at other retail companies, and the Committee members' knowledge of and experience in the retail industry, in determining competitive salary levels. The Committee considers compensation paid by other retail companies, including, but not limited to, those comprising the Company's Peer Group reflected in the Stock Performance Graph below. The Committee believes that the employment market for its officers includes a broader range of companies than is relevant for purposes of comparing stock performance.

     In fiscal 1994, executives were eligible for annual bonus payments based on the performance of the individual, his or her division and the Company. After the end of the fiscal year, the Chief Executive Officer recommended to the Committee the amount of an overall bonus pool, determined based on the financial performance of the Company relative to other years, and the annual bonus to be paid, if any, to each executive officer out of such pool, based upon a subjective evaluation of individual performance and corporate and divisional financial performance for the year, measured by sales, same store sales, net income, operating margins and earnings per share. The bonuses of officers who had overall corporate responsibility were based on individual performance and the relative success of the Company in achieving financial objectives within each of these measures of performance. The bonuses of officers who had responsibility within a division depended more heavily on the relative success of the division as evidenced by such financial measures for the division for which each officer was responsible. The Committee reviewed the recommendations and approved them with any modifications it deemed necessary.

OTHER COMPENSATION

     The Committee issues stock options and shares of restricted stock, from time to time, pursuant to the 1989 Long-Term Incentive Plan ("LTIP"). The Committee may make grants to individual officers based on its evaluation of overall compensation, base salary, level of responsibility, tenure with the Company, prior individual performance, corporate and division financial performance, and prior grants. Options generally become exercisable, and restricted shares vest, to the extent of 20% of the grant over five years, beginning one year from the date of grant.


     In light of the Company's disappointing results of operations and filing for protection under Chapter 11 of the U.S. Bankruptcy Code, cash bonuses for executive officers were limited to individuals with exceptional performance in fiscal 1994. However, in order to motivate the executive officers to turnaround the Company and achieve better results in the future, the Committee determined that long term incentives in the form of stock options should be granted. In February 1994, the Committee approved the grants of options to purchase an aggregate of 1,614,100 shares to a broad based group of employeess. The options granted to officers are reflected in the Summary Compensation Table. Certain of which are subject to shareholder approval. See "Proposal to Amend the 1989 Long Term Incentive
                                       5

Plan". The grants were issued at fair market value on the date of grant and each option will vest at the rate of 20% of the underlying shares per year beginning in February 1995.

     Certain officers, including Mr. Sullivan, received 621,000 performance units pursuant to the LTIP in September 1990, entitling the officer to receive $4.92 or $9.83 per unit, respectively, if the Company's aggregate earnings per share for the three-year period ending July 31, 1993, were at least $2.37 (a 12% annual compound growth rate) or $2.64 (an 18% annual compound growth rate), respectively. The minimum target earnings per share was not achieved as of July 31, 1993 and, therefore, these performance units expired without payments to any of the officers.

     The Company maintains a Thrift and Savings Plan pursuant to which employees, including executive officers, may make pre-tax contributions pursuant to Section 401(k) of the Internal Revenue Code and the Company makes certain matching contributions.

     The Company's unfunded deferred compensation plan permits each of its executive officers to defer receipt of a portion of his annual bonus, if any. The Company will match the amount of each executive officer's deferred bonus up to the difference between 5% of the participant's annual salary and any bonus and the matching contribution made by the Company to the Thrift and Savings Plan for the executive officer's account. The balance of each participant in the plan currently represents a claim against the Company. The Company obtained an order from the Bankruptcy Court authorizing it to make current payments to retired officers as required by the plan. Any balance not permitted to be paid by the court order will continue to represent an unsecured claim against the Company and may be paid in the future pursuant to an approved and confirmed plan of reorganization.

     The Company maintains a medical reimbursement plan for Messrs. Weinglass, Sullivan and Kaufman and pays the premiums for disability insurance for its executive officers, other than Mr. Weinglass. The Company also has supplemental retirement agreements with certain executive officers, including those named in the Summary Compensation Table. For a discussion of this plan see "Retirement Plan" below.

OTHER ARRANGEMENTS

     In December, 1993, Stuart Lucas, President of Merchandising, resigned from the Company after 19 years with the Company. In accordance with the Company's practices in similar circumstances, the Committee approved a negotiated severance agreement with Mr. Lucas which included cash payments totalling $250,000 payable over one year, vesting of 32,000 restricted shares of Common Stock and of options to purchase 105,000 shares of Common Stock which had been previously issued to him and an extension of medical benefits through 1994.

     The Committee believes that maintaining the ongoing support and loyalty of the workforce is critical to its ability to resolve the business problems and successfully turn around the Company's performance. The fairness of Mr. Lucas' severance agreement, in relation to his long service and past contributions to the Company, provides an important message to the general workforce which the Committee believes will enhance the employees' loyalty and sense of security in these uncertain times.

CHIEF EXECUTIVE OFFICER'S FISCAL 1994 COMPENSATION

     Michael Sullivan, President and Chief Executive Officer of the Company through January 11, 1994, and President thereafter, was eligible to participate in the same executive compensation plans available to the other executive officers. The Compensation Committee reviews Mr. Sullivan's compensation each year. The Compensation Committee's approach in setting Mr. Sullivan's annual compensation is to seek to be competitive with other companies in the industry, but base a large percentage of his compensation upon financial results, as evidenced by Company sales, same store sales, net income, operating margins and earnings per share. While this may result in fluctuations in the actual level of Mr. Sullivan's annual compensation, the Compensation Committee believes its objectives appropriately motivate the Company's Chief Executive Officer to maximize the Company's financial performance while acknowledging the importance to Mr. Sullivan of having some certainty in the level of his compensation through a base salary.

     Mr. Sullivan's annual salary was set by the Committee for fiscal 1994, based upon his experience in the retail industry, long tenure with, and past success of the Company. As a result of the poor operating results of the Company in fiscal 1994, Mr. Sullivan was not paid a bonus for fiscal 1994. However, in order to adequately motivate him and provide him a stake in the Company's successful turnaround, in February 1994, Mr. Sullivan was granted options to purchase 75,000 shares of common stock, options for 42,000 of which are subject to shareholder approval. The size of the grant was determined after considering Mr. Sullivan's cash compensation, past performance, levels of restricted share and stock option grants and the role he is expected to play in the Company's turnaround.

     Leonard Weinglass, Chairman of the Board since 1991, returned to the Company on a full time basis in January, 1994, and assumed the responsibilities of Chief Executive Officer in January, 1994. His compensation for fiscal 1994 was based on his duties as Chairman and was not adjusted to reflect his new responsibilities. The Committee expects that Mr. Weinglass' compensation will be adjusted in fiscal 1995.

                                          ALAN E. BERKOWITZ
                                          RAYMOND F. ALTMAN
                                          LEONARD WEINGLASS

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning compensation paid by the Company to two individuals who served as Chief Executive Officer during fiscal 1994, each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving as executive officers as of the latest fiscal year end and one executive officer whose actual compensation, but for his departure, would have placed him among the four most highly compensated executive officers excluding the Chief Executive Officer, for services rendered in all capacities to the Company and its subsidiaries during the three fiscal years ended January 29, 1994.

                                                                                              LONG-TERM COMPENSATION
                                                                                        -----------------------------------
                                                              ANNUAL                     AWARDS
                                                           COMPENSATION                 ---------
                                             -----------------------------------------  RESTRICTED               PAYOUT
                                              ANNUAL                  OTHER ANNUAL        STOCK     OPTIONS      ------
NAME AND PRINCIPAL POSITION     FISCAL YEAR  SALARY(1)  BONUS(1)     COMPENSATION(2)    AWARD (3)   (#) (4)    LTIP PAYOUT
- - ------------------------------  -----------  ---------  ---------  -------------------  ---------  ---------  -------------
Michael D. Sullivan                   1994   $ 415,780  $   0                  --       $   0         75,000            0
  President and Chief                 1993     401,530    250,000              --           0          0                0
  Executive Officer                   1992     387,500      0                  --         607,200    150,000            0
Leonard Weinglass                     1994     150,780      0                  --           0          0                0
  Chairman and Chief Executive        1993     150,780      0                  --           0          0                0
  Officer                             1992     150,780      0                  --           0          0                0
Stuart M. Lucas (6)                   1994     218,000      0                  --           0          0                0
  President Merchandising             1993     210,750    175,000              --           0          0                0
                                      1992     198,775      0                  --         404,800     75,000            0
Paul D. Levine (6)                    1994     208,780      0                  --           0          0                0
  President Store Operations          1993     200,390    175,000              --           0          0                0
                                      1992     187,811      0                  --         404,800     75,000            0
Isaac Kaufman                         1994     192,780    100,000              --           0         50,000            0
  Executive Vice President,           1993     196,498    145,000              --           0          0                0
  Chief Financial Officer,            1992     171,525      0                  --         354,200     75,000            0
  Secretary and Treasurer
Ken Rodriguez                         1994     177,780     50,000              --           0         40,000            0
  Cignal Division President           1993     171,530    110,000              --           0          0                0
                                      1992     156,775      0                  --         253,000     30,000            0


                                   ALL OTHER
                                 COMPENSATION
NAME AND PRINCIPAL POSITION         (2)(5)
- - ------------------------------  ---------------
Michael D. Sullivan                $  42,757
  President and Chief                 46,934
  Executive Officer                   --
Leonard Weinglass                      0
  Chairman and Chief Executive         0
  Officer                              0
Stuart M. Lucas (6)                   22,426
  President Merchandising             24,049
                                      --
Paul D. Levine (6)                    19,447
  President Store Operations          22,788
                                      --
Isaac Kaufman                         23,570
  Executive Vice President,           25,448
  Chief Financial Officer,            --
  Secretary and Treasurer
Ken Rodriguez                         21,706
  Cignal Division President           24,049
                                      --



- - ---------------
(1) Includes amounts deferred by the officer under the Thrift and Savings Plan and Executive Deferred Compensation Plan.
(2) In accordance with SEC rules, perquisites constituting less than the lesser of $50,000 or 10% of total salary and bonus, and amounts of "Other Annual Compensation" and "All Other Compensation" for fiscal 1992, are not reported.
(3) Comprises the dollar value of the award of restricted stock, calculated by multiplying the closing price (net of the $.01 per share purchase price paid by the officers) of the Common Stock on the date of grant by the number of shares awarded. The aggregate restricted stock holdings of Messrs. Sullivan, Weinglass, Lucas, Levine, Kaufman and Rodriguez as of January 29, 1994, were 48,000 shares, 0 shares, 0 shares, 32,000 shares, 28,000 shares and 20,000 shares, respectively, having aggregate fair market values as of January 29, 1994, of $143,520, $0, $0, $95,680, $83,720, and $59,800, respectively, based upon the 1994 fiscal year-end closing price of the Company stock of $3.00 per share, less the purchase price paid by the officer. As of May 19, 1994, the aggregate fair market values of these shares were $89,520, $0, $0, $59,680, $52,220 and $37,300, respectively. Any dividends payable with respect to Common Stock will be paid with respect to the restricted stock.
(4) Options granted for services provided in fiscal 1994 were issued in fiscal 1995. See "Report of Compensation Committee".
(5) For fiscal 1994 comprises employer matching contributions under the Thrift and Savings Plan and the Executive Deferred Compensation Plan and premiums paid on life insurance policies held under the Supplemental Retirement Agreements for the named executive officers in the following amounts, respectively: Weinglass--$0, $0, $0; Sullivan--$5,396; $2,927; $34,434;
    Lucas--$5,396; $1,718; $15,312; Levine--$5,396; $0; $14,051; Kaufman--
    $5,396; $1,463; $16,711; and Rodriguez--$5,105; $1,289;$15,312.
(6) Mr. Lucas resigned from the Company in December, 1993. As a result of his resignation, the Company entered into a severance agreement with Mr. Lucas which is described in the Report of the Compensation Committee. No payments were made or accrued for fiscal 1994 under the agreement and, therefore, no amounts are included in this table. Mr. Levine resigned from the Company in March, 1994.

OPTION GRANTS

     No grants of options or stock appreciation rights were made during fiscal 1994 to any of the executive officers named in the Summary Compensation Table (the "Named Executive Officers").

OPTION EXERCISES

     The following table shows, as to the Named Executive Officers, information concerning stock option exercises during fiscal 1994 and fiscal year-end values.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1994
                     AND FISCAL 1994 YEAR-END OPTION VALUES

                                                                            NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                                                                 OPTIONS AT            IN-THE-MONEY OPTIONS
                                     SHARES ACQUIRED          VALUE         1994 FISCAL YEAR END      AT 1994 FISCAL YEAR(1)
NAME                                   ON EXERCISE          REALIZED      EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
- - --------------------------------  ---------------------  ---------------  -------------------------  -------------------------
L. Weinglass....................                0                   0                         0/0          $         0/0
M.D. Sullivan...................                0                   0             196,894/210,000          $    23,763/0
S.M. Lucas......................                0                   0                   219,394/0               23,763/0
P.D. Levine.....................                0                   0              100,894/60,000               23,763/0
I. Kaufman......................                0                   0               94,144/91,500               23,763/0
K. Rodriguez....................                0                   0               78,394/51,000               23,763/0

- - ---------------
(1) Based upon an assumed fair market value of $3.00 per share, which was the closing price on January 29, 1994.

RETIREMENT PLAN

     The Company has supplemental retirement agreements with each of the Named Executive Officers, other than Leonard Weinglass. The agreements provide for lifetime annual benefits payable upon retirement at age 65, adjusted annually for inflation up to 5% per year. If an officer dies, his designated beneficiary will receive up to 15 annual payments. If he is disabled, annual benefits will be paid commencing at age 65. If his employment ends prior to retirement, he will receive the full annual benefit commencing at age 65 if he has been employed for seven years and a pro rata benefit if for fewer than seven years. The Company has obtained life insurance on each officer to fund benefits payable under the agreements. The annual benefits payable to each Named Executive Officer upon retirement at age 65, based upon amounts payable as of January 29, 1994, are: Mr. Weinglass, $0; Mr. Sullivan, $150,000; and Messrs. Kaufman, Lucas, Levine and Rodriguez, $100,000 each.

STOCK PERFORMANCE GRAPH

     The following stock performance graph compares the five-year cumulative total return on shares of the Company's Common Stock to the cumulative total return for the same period of the Standard & Poor's 500 Index and of an index of peer group companies containing the companies which the Company believes are its most direct competitors in the specialty apparel business. The graph assumes that the value of the investment in the Company and each index at January 31, 1989, was $100 and that all dividends were reinvested.

                   COMPARISON OF CUMULATIVE TOTAL RETURN
        (ASSUMES INITIAL INVESTMENT OF $100 AND REINVESTMENT OF DIVIDENDS)

         (The Performance Graph is not included in this electronic submission. Presented below is the table of data points used in the graph required by Rule 304(d) of Regulation
         S-T.)

                                  1989         1990         1991         1992         1993         1994
                               -----------  -----------  -----------  -----------  -----------  -----------
Merry-Go-Round                        100          254          512          442          602          120
Peer Group(1)                         100          111          134          202          184          153
S&P 500                               100          114          124          152          168          190

- - ---------------
(1) Peer Group comprises Charming Shoppes, Inc., DEB Shops, Inc., Edison Brothers Stores, Inc., Gantos, Inc., The GAP, Inc., Jay Jacobs, Inc., The Limited, Inc., Melville Corporation, Petrie Stores Corporation, United States Shoe Corporation and The West Seal, Inc.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following tables sets forth information as of April 29, 1994, with respect to beneficial ownership of shares of the Company's Common Stock by each person known to the Company to own 5% or more of its Common Stock (determined in accordance with the applicable rules of the SEC) including outstanding options exercisable within 60 days, by each director, nominee for director, executive officer named in the Summary Compensation Table included above, and by all directors, nominees and executive officers as a group.


                                                                                                PERCENT
     NAME                                                                 NUMBER OF SHARES    OUTSTANDING
- - ------------------------------------------------------------------------  -----------------  -------------
T. Rowe Price Associates, Inc.                                                  5,577,800(1)       10.34%
  100 East Pratt Street
  Baltimore, Maryland 21202
Fidelity Management Trust Company                                               5,145,800           9.54
  82 Devonshire Street
  Boston, Massachusetts 02109
Leonard Weinglass                                                               5,130,519(2)        9.51
  3300 Fashion Way
  Joppa, Maryland 21085
North Carolina Corporation                                                      5,076,780           9.41
  NationsBank Plaza
  Charlotte, North Carolina
Beth H. Goldsmith                                                               5,006,277(3)        9.28
  c/o Alan E. Berkowitz & Associates
  802 Mercantile Bank & Trust Building
  Baltimore, Maryland 21201
Alan E. Berkowitz                                                               4,935,356           9.15
                                                                                (2)(3)(4)(11)
  Alan E. Berkowitz & Associates
  802 Mercantile Bank & Trust Building
  Baltimore, Maryland 21201
Neil Ambach                                                                     3,786,588(3)        7.02
  c/o Alan E. Berkowitz & Associates
  802 Mercantile Bank & Trust Building
  Baltimore, Maryland 21201
Michael D. Sullivan                                                               730,841(5)        1.35
Stuart Lucas                                                                      432,019(6)       *
Isaac Kaufman                                                                     282,834(7)       *
Ken Rodriguez                                                                     257,975(8)       *
Paul D. Levine                                                                    257,802(9)       *
Robert B. Bank                                                                     14,755(4)       *
Raymond F. Altman                                                                  14,463          *
                                                                                   (4)(10)
All directors, nominees and executive officers as a group                      12,109,472(12)       22.45


- - ---------------
* Less than 1%.

 (1) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such
                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
 (2) Includes 72,294 shares held of record by The Weinglass Foundation, Inc., of which Mr. Weinglass is president and a trustee. Mr. Weinglass may disclaim beneficial ownership of these shares. The shares owned by Mr. Weinglass individually are owned with sole voting and investment powers.
 (3) As reported in Schedule 13D dated January 13, 1992. The Schedule 13D states that Beth H. Goldsmith, Alan E. Berkowitz and Neil Ambach are trustees with shared voting and dispositive power with respect to four testamentary trusts which each holds 946,500 shares of Company Common Stock. Mrs. Goldsmith is the beneficiary of one of these trusts and her deceased husband's three children are beneficiaries of the remaining three trusts. She may disclaim beneficial ownership of shares held by such three trusts. Mrs. Goldsmith is a trustee of The Goldsmith Foundation, Inc., which holds 75,939 shares of Company Common Stock, with respect to which she has shared voting and dispositive power and of which she may disclaim beneficial ownership. Mrs. Goldsmith and Mr. Berkowitz are trustees and officers of the Goldsmith Family Foundation, Inc. and of the Goldsmith Life Insurance Trust which hold 393,750 and 750,000 shares, respectively, of Company Common Stock, with respect to which they have shared voting and dispositive power and of which they each may disclaim beneficial partnership. Mrs. Goldsmith and Messrs. Berkowitz and Ambach also are the personal representatives of the Estate of Harold Goldsmith, which holds 588 shares, with respect to which they have shared voting and investment power and to which each of such persons may disclaim beneficial ownership.
     The shares held by the testamentary trust, The Goldsmith Family Foundation, Inc., The Goldsmith Life Insurance Trust and the Estate are included in the numbers of shares owned beneficially by Mr. Berkowitz and Mrs. Goldsmith shown in the table above. Also included in Mrs. Goldsmith's number are the shares held by The Goldsmith Foundation, Inc. The shares held by the testamentary trusts and the Estate are also included in the number of shares owned beneficially by Mr. Ambach.
 (4) Includes 4,000 shares which may be acquired upon exercise of options exercisable within 60 days.
 (5) Includes 226,894 shares which may be acquired upon exercise of options exercisable within 60 days and 48,000 restricted shares subject to forfeiture under the LTIP as to which Mr. Sullivan has sole voting and no investment powers.
 (6) Includes 219,394 shares which may be acquired upon exercise of options exercisable within 60 days.
 (7) Includes 109,144 shares which may be acquired upon exercise of options exercisable within 60 days and 28,000 restricted shares subject to forfeiture under the LTIP as to which Mr. Kaufman has sole voting and no investment powers.
 (8) Includes 115,894 shares which may be acquired upon exercise of options exercisable within 60 days and 20,000 restricted shares subject to forfeiture under the LTIP as which Mr. Rodriguez has sole voting and no investment powers.
 (9) Includes 84,394 shares which may be acquired upon exercise of options exercisable within 60 days.
(10) Includes 5,287 shares owned by Mr. Altman's minor children. Mr. Altman may disclaim beneficial ownership of these shares.
(11) Includes 18 shares owned by Mr. Berkowitz's daughter. Mr. Berkowitz may disclaim beneficial ownership of these shares.
(12) Includes 808,761 shares which may be acquired upon exercise of option exercisable within 60 days and 108,000 restricted shares subject to forfeiture under the LTIP as to which the officers have sole voting and no investment powers.

     The shares owned beneficially by directors, nominees and executive officers were owned with sole voting and investment powers except as indicated above.

              PROPOSAL TO AMEND THE 1989 LONG TERM INCENTIVE PLAN

INTRODUCTION


     The Board of Directors has approved and recommends that the stockholders approve certain amendments to the Company's 1989 Long Term Incentive Plan ("the Plan"). Under the proposal, the Plan would be amended to increase the number of shares which the Plan authorizes to be issued by an amount equal to 1,700,000 shares. The Plan permits the grant of nonqualified and incentive stock options, stock appreciation rights, Limited Rights, restricted and nonrestricted shares and performance grants. As approved by the stockholders in 1992, the Plan currently authorizes grants up to 6,000,000 shares. Stock options for 3,649,124 shares and 2,350,876 restricted shares have been granted under the Plan, with no shares remaining available for future grants and awards. The proposed amendment to the Plan would permit the issuance of the options which were granted in February 1994 subject to shareholder approval of this proposed amendment to the Plan and which are described below (see "-Stock Options"), with 782,147 remaining available for future grants and awards under the Plan.



     The Board of Directors has determined that the additional shares are needed to motivate and attract employees who have made or are expected to make significant contributions to the Company and help it to emerge from Chapter 11. Approximately 96% of the options for shares currently outstanding, were issued at prices between $3.102 and $10.125 per share. The Board believes that it is particularly critical to be able to stabilize its workforce, particularly key employees, during this difficult period.


     The Plan would also be amended to permit options held by an employee who is terminated for any reason other than death, disability, retirement or cause, to remain exercisable up to one year from the employment termination date, but no later than the original expiration date of the option, in the discretion of the Committee. The Plan currently provides that if an employee ceases to be an employee for any reason other than death, disability, retirement or cause (as defined in the Plan) his or her options shall remain exercisable for up to 90 days from the date of termination of employment. The Board believes that providing the Committee with increased latitude in connection with employee terminations which may involve varying circumstances is desirable and that the amendments would provide added security to executive officers and other key employees during the Chapter 11 process. The Plan would also be amended to include Leonard Weinglass as an eligible participant. The Board has determined that including Mr. Weinglass as an eligible participant is appropriate given his new responsibilities as Chief Executive Officer.

     The full text of the Plan as proposed to be amended and restated appears as APPENDIX A to this proxy statement. The summary of the Plan which appears below is qualified by reference to the full text of the Plan.

     The table below reflects option grants to date that are subject to shareholder approval of the amended Plan. Because the Compensation Committee has sole discretion in determining to whom and on what terms options shall be granted under the amended Plan, other awards under the amended Plan are not yet determinable.

                       NEW PLAN BENEFITS GRANTED TO DATE


                                                                                               DOLLAR        NUMBER OF
     NAME AND POSITION                                                                      VALUE ($)(1)      SHARES
- - -----------------------------------------------------------------------------------------  ---------------  -----------
Leonard Weinglass........................................................................     $       0              0
  Chief Executive Officer
Michael D. Sullivan......................................................................             0         42,000
  President
Stuart M. Lucas..........................................................................             0              0
Paul D. Levine...........................................................................             0              0
Isaac Kaufman............................................................................             0         28,000
  Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Ken Rodriguez............................................................................             0         22,400
  Cignal Division President
All current executive officers as a group................................................             0        103,600
All current directors who are not executive officers as a group..........................             0              0
All employees, excluding executive officers, as a group..................................             0        917,853


- - ---------------

(1) Dollar value determined based on the difference between the closing price on the New York Stock Exchange of the common stock underlying the options on April 29, 1994, $2.25 per share, and the initial exercise price of the options, without regard to vesting.

TERM

     The Plan was effective as of November 28, 1988, and was amended in 1989, 1990 and 1992. It will terminate at the close of business on November 27, 1998, unless sooner terminated by the Board of Directors. Termination of the Plan will not affect grants made prior to termination, but no grants will be made after termination.

ADMINISTRATION

     The Compensation Committee administers the Plan. The Compensation Committee is composed of non-officer directors who are "disinterested persons," as defined in Rule 16b-3.

     The Compensation Committee may, consistent with the Plan, select persons to participate, determine the form of grants made under the Plan, and the conditions and restrictions, if any, subject to which such grants will be made, interpret the Plan and adopt, amend, or rescind rules and regulations for carrying out the Plan.

     The Board of Directors may modify or terminate the Plan without prior stockholder approval unless such approval is required under applicable laws.

ELIGIBILITY

     Directors, officers and employees of the Company and its subsidiaries who have or are expected to make significant contributions to the Company and its subsidiaries selected by the Compensation Committee may participate under the Plan. Approximately 750 employees are eligible to participate in the Plan.

SHARES SUBJECT TO THE PLAN

     The number of shares of the Company's Common Stock which may be issued under the Plan as amended may not exceed 7,700,000 shares. As proposed to be amended, the Plan limits awards to any individual employee to no more than 500,000 shares in any calendar year. The closing sale price of the common stock on the New York Stock Exchange on April 29, 1994 was $2.25. If any grant made pursuant to the Plan terminates or expires for any reason, any shares of common stock subject to the grant shall again be available for grant unless, in the case of stock options granted under the Plan, related stock appreciation rights or Limited Rights are exercised, and unless such shares would not be deemed available for future grants pursuant to Rule 16b-3. In the event of any changes in the common stock, such as stock splits or other events described in the Plan, the Compensation Committee may make appropriate adjustments in the number and kind of shares subject to grants made under the Plan, in the exercise price of outstanding options and in the number and kind of shares reserved for issuance under the Plan. The Plan also provides for the full vesting of rights of participants with respect to outstanding options, stock appreciation rights and share awards not later than the effective date of certain business combinations described in the Plan.

STOCK OPTIONS

     Incentive or non-qualified stock options granted under the Plan must have an exercise price not less than the fair market value of the common stock on the grant date. No option may be exercised more than ten years from the grant date. The Compensation Committee determines the date on which an option becomes exercisable and may provide that an option becomes exercisable in installments or upon specified events. The Compensation Committee may accelerate the time at which any option may be exercised, and may impose resale restrictions on all or any portion of the shares delivered upon exercise of any option. The Plan requires that the aggregate fair market value of shares of common stock with respect to which all incentive stock options first become exercisable by any participant in any calendar year not exceed $100,000.

     Payments for shares received upon full or partial exercise of a stock option may be made in cash, shares of common stock, a combination of cash and shares, or in such other manner as determined by the Compensation Committee. The Compensation Committee may permit "pyramiding" of an option exercise. Pyramiding is the use of shares received upon exercise of a portion of an option to satisfy the exercise price for additional portions of the option. Instead of a single exchange, there may be a series of exchanges accomplished by book entries and not actual exchanges of stock. The Company may make or guarantee loans to participants to assist them to exercise options.

STOCK APPRECIATION AND LIMITED RIGHTS

     The Compensation Committee may grant stock appreciation rights ("SARs") or Limited Rights with respect to stock options either at the time the option is granted or thereafter. SARs give an option holder the right to receive from the Company a payment, in shares of Common Stock, cash or combination thereof, equal to the difference between the option exercise price and the fair market value of the common stock at the time of surrender. SARs are exercisable when and to the extent that the related options are exercisable. Limited Rights are exercisable only for cash during the 60-day period which begins on the date of a Change in Control (as defined in the Plan) or in other circumstances described in the Plan. The exercise of an option will result in an immediate cancellation of its related option. Optionees who are or become subject to Section 16(b) of the Securities and Exchange Act of

1934 and hold SARs or Limited Rights may be subject to limitations on exercise. No SARs or Limited Rights have been granted under the Plan to date.

LONG-TERM PERFORMANCE GRANTS

     The Compensation Committee may award Performance Grants to participants from time to time. The Committee will have discretion in determining the size and type of Performance Grants and the period over which performance will be measured. Performance Grants may include specific dollar value target grants, performance units and performance shares. The value of a performance unit will be determined by the Committee at the time of issuance. The value of a performance share will be equal to the market value of a share of the Company's common stock.

     The value of a Performance Grant or the portion of a Performance Grant that is actually earned by participants, or both, will be determined by the Committee based upon the extent to which the performance goals are attained over the performance period. Performance goals may include financial or operating measures (such as net earnings) of the Company or of a specific division or operating unit or others as established by the Committee. Payment of earned Performance Grants may be made to participants in cash, restricted or non-restricted shares or a combination thereof, as determined by the Compensation Committee. There are no outstanding units under the Performance Grant feature of the Plan.

SHARE AWARDS

     The Compensation Committee may award shares of Common Stock to participants from time to time under the Plan. The Board will determine the restrictions, if any, on such shares, the duration of such restrictions, and the time or times such restrictions lapse. Awards may provide that shares will be issued at the time of award subject to forfeiture if the restrictions are not satisfied or that shares will be issued upon expiration of restrictions. If shares are issued subject to forfeiture, participants will be required to deposit shares with the Company during the period of restriction and, except as otherwise provided by the Committee, during any such period of restriction participants will have all of the rights of a holder of Common Stock, including the rights to receive dividends and to vote. If shares are awarded to be issued upon expiration of restrictions, the Compensation Committee may provide that participants will have the right to receive any dividend or distribution paid on shares on Common Stock.

FEDERAL INCOME TAX EFFECTS

     Under current federal income tax laws, a participant does not recognize income upon grant of an option. Except as described below, at the time of exercise of a non-qualified option, a participant recognizes ordinary income in an amount equal to the difference between the fair market value of the common stock on the exercise date and the exercise price. If a non-qualified option is exercised less than six months from the date the option was granted by a participant who is an officer of the Company subject to Section 16 of the Securities Exchange Act, the officer will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received (determined as of the date which is 6 months from the date the option was granted) over the exercise price, unless he elects, under Section 83(b) of the Internal Revenue Code of 1986 (the "Code"), to be taxed at the time of exercise. In that case, the officer will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received (determined as of the date of such exercise) over the exercise price.

     A participant does not recognize income upon exercise of an incentive stock option. If the shares acquired upon exercise of an incentive stock option are held for at least two years from the grant date of the option and one year from the exercise date, upon sale of the shares the participant will recognize a long-term capital gain in an amount equal to the difference between the sale price and the exercise price of the option. If the shares are sold sooner, the participant generally recognizes ordinary income or loss on the date of sale in an amount equal to the lesser of (a) the difference between the sale price and the exercise price or (b) the difference between the fair market value of the shares on the exercise date and the exercise price.

     Subject to any limitations which may be imposed by Section 162(m) of the Code, the Company generally is entitled to an income tax deduction, at the time the participant recognizes ordinary income, in an amount equal to the ordinary income recognized by the participant, as described above.

     The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state and local withholding tax requirements. A participant may satisfy a tax withholding requirement by delivery of shares of Company common stock owned by the participant, including shares the participant is entitled to receive upon exercise of the option.

     The favorable vote of the holders of a majority of the votes cast on the proposal, provided that at least a majority of the shares of common stock entitled to vote at the meeting shall have been voted with respect to the proposal, is required for approval of the amendments to the Plan.

     The Board of Directors recommends a vote FOR the amendment of the 1989 Long-Term Incentive Plan.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected and recommends the ratification of the appointment of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending January 28, 1995.

     Representatives of KPMG Peat Marwick are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR ratification of the appointment of the independent auditors.

                               VOTING INFORMATION

     A quorum for the meeting requires the presence in person or by proxy of holders of a majority of the outstanding shares of common stock. Votes cast by proxy or in person at the meeting will be tabulated by the Company in accordance with Maryland law. Abstentions, "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and votes withheld will be treated as present for purposes of determining the presence of a quorum but will be disregarded in calculating the votes cast as to any matter.

     The Company's ByLaws provide that no business, including a nomination for election of a director, may be brought before a meeting of shareholders by any shareholder unless the shareholder has given written notice of the business to the Company's Secretary not less than 15 days nor more than 30 days prior to the meeting (or, with respect to a proposal required to be included in the Company's proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was received). If less than 30 days' public notice of the meeting has been given, the shareholder notice must be received within 10 days following notice or publication of the date of the meeting. The notice must include certain information concerning the shareholder, the business the shareholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee. To be considered at the meeting matters must be raised upon a motion duly made by a natural person present at the meeting who either is a shareholder of the Company or is acting on behalf of a shareholder of the Company, and seconded. A copy of the ByLaws may be obtained from the Secretary of the Company at the address set forth in the accompanying notice. The ByLaw provisions will apply to the 1994 Annual Meeting of Shareholders and to subsequent shareholder meetings.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals to be included in the Company's proxy material for the 1995 Annual Meeting of Stockholders must be received at the Company's principal executive offices not later than January 24, 1995.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Company does not intend to bring any other matters before the meeting requiring action of the stockholders, nor does it have any information that other matters will be brought before the meeting. However, if any other matters requiring the vote of the stockholders properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Company.

                                          ISAAC KAUFMAN
                                          Secretary

May 24, 1994

                                                                      APPENDIX A

                        MERRY-GO-ROUND ENTERPRISES, INC.
                         1989 LONG-TERM INCENTIVE PLAN
                    (AS PROPOSED TO BE AMENDED AND RESTATED)

1. ESTABLISHMENT AND PURPOSE

     Merry-Go-Round Enterprises, Inc. hereby establishes the "MERRY-GO-ROUND ENTERPRISES, INC. 1989 LONG-TERM INCENTIVE PLAN" (the "Plan"). The Plan permits the grant of stock options, stock appreciation rights and Limited Rights in tandem with options ("SARs"), restricted or nonrestricted share awards, performance grants, or any combination of the foregoing.

     The purpose of the Plan is to promote the long-term growth and profitability of Merry-Go-Round Enterprises, Inc. (the "Company") by (i) providing certain officers and other employees of the Company and its subsidiaries with incentives to improve stockholder values and contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility.

2. DEFINITIONS

     (a) "Cause" means the termination of employment of an employee for (i) providing the Company with materially false representations relied upon by the Company in furnishing information to stockholders, a stock exchange or the Securities and Exchange Commission, (ii) maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed to the Company, (iii) misconduct causing a serious violation by the Company of state or federal laws, (iv) theft of Company funds or assets, or (v) conviction of a crime (excluding traffic violations or similar misdemeanors). (b) "Change in Control" means any person or group who is not the beneficial owner of 25% or more of the outstanding Common Stock of the Company on the effective date of the Plan becoming the beneficial owner directly or indirectly of a number of shares of Common Stock which equals 40% or more of the outstanding Common Stock and which also exceeds the number owned beneficially by all directors and officers of the Company (excluding shares owned beneficially by any director or officer who is the person or a member of the group). The existence of a "group" and the "beneficial ownership" of shares of Common Stock shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. (c) "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute. (d) "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. (e) "Fair Market Value" of a share of the Company's Common Stock for any purpose shall be determined in accordance with policies adopted by the Committee. (f) "Retirement" means retirement as defined under the Company's Thrift and Savings Plan or any successor plan thereto, or termination of employment on retirement with the approval of the Board of Directors.
(g) "Subsidiary" and "subsidiaries" mean only a corporation or corporations within the meaning of the definition of "subsidiary corporation" provided in
Section 424(f) of the Code, or any successor thereto of similar import.

3. ADMINISTRATION

     The Plan shall be administered by a Committee appointed by the Board of Directors of not less than two directors of the Company who are "disinterested persons." "Disinterested persons" shall have the meaning set forth in Rule l6b-3 of the Securities Exchange Act.

     The Committee shall, consistent with the provisions of the Plan, be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made,
(iii) issue the Company's capital stock pursuant to exercise of options or grants of restricted stock under the Plan, (iv) interpret the Plan and (v) adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties, including the Company, its stockholders and the participants in the Plan. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.

     Notwithstanding anything to the contrary herein, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the term "Committee" used herein shall be deemed to mean the Board.

4. SHARES AVAILABLE FOR THE PLAN

     Subject to adjustments as provided in Section 16, as of any date the total number of shares of Common Stock with respect to which awards may be granted under the Plan shall be equal to 7,700,000 shares and the total number of shares of Common Stock with respect to which awards may be granted to an individual within each calendar year shall not exceed 500,000 shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated or cancelled as to any shares, the shares subject to such grants shall thereafter be available for further grants under the Plan unless, in the case of stock options granted under the Plan, related SARs or Limited Rights are exercised and unless such shares would not be deemed available for future grants pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as from time to time amended.

5. PARTICIPATION

     Participation in the Plan shall be limited to those officers and other employees of the Company and its subsidiaries who have made or are expected to make a significant contribution to the Company and its subsidiaries, selected by the Committee. Nothing in the Plan or in any grant thereunder shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate an employee at any time.

     Directors who are officers of the Company shall be eligible to participate in the Plan. No director who is not an officer of the Company shall be eligible to participate.

     Stock options, SARs, Limited Rights, restricted or nonrestricted share awards, performance grants or any combination thereof may be granted to such persons and for such number of shares as the Committee shall determine. A grant of any type made in any one year to an eligible employee shall neither guarantee nor preclude a further grant of that or any other type to such employee in that year or subsequent years.

6. STOCK OPTIONS

     Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible participants nonqualified stock options or incentive stock options as that term is defined in Section 422 of the Code. The options granted shall be subject to the following terms and conditions.

     (a) Price. The price per share payable upon the exercise of each option ("exercise price") shall not be less than 100% of the Fair Market Value of the shares on the date the option is granted.

     (b) Payment. Options may be exercised in whole or in part upon payment of the exercise price of the shares to be acquired. Payment may be made in cash or, unless otherwise determined by the Committee, in shares or a combination of cash and shares of Common Stock. The Fair Market Value of shares of Common Stock delivered on exercise of options shall be determined on the date of exercise. Shares of Common Stock delivered in payment of the exercise price may be already owned shares or, if approved by the Committee, shares acquired upon exercise of the option. Any fractional share will be paid in cash. The Company may make or guarantee loans to participants to assist them to exercise options in accordance with policies approved by the Committee. Unless otherwise determined by the Committee, a participant may also deliver Common Stock of the Company, including shares acquired upon exercise of the option, in satisfaction of any amount the Company is required to withhold for taxes in connection with the exercise of an option subject, if the optionee is subject to Section 16(b) of the Securities Exchange Act of 1934, to such restrictions as may be imposed from time to time by the Securities Exchange Commission.

     An election to deliver Common Stock to pay withholding taxes must be made on or before the date the amount of tax to be withheld is determined and once made will be irrevocable. The withholding tax obligation that may be paid by the withholding or delivery of shares may not exceed the participant's estimated federal, state and local income tax obligations in connection with the exercise of the option or the sale of shares received upon exercise of the option. The Fair Market Value of the shares to be withheld or delivered will be the Fair Market Value on the date as of which the amount of tax to be withheld is determined.

     (c) Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but in no event shall an option be exercisable more than ten years from the date it is granted. All rights to purchase shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments or upon specified events. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirement as is designated by the Committee. The Committee may accelerate the time at which any option may be exercised, and may impose resale restrictions on all or a portion of the shares delivered upon exercise of any option. Prior to the exercise of the option and delivery of the stock represented thereby, the optionee shall have no rights to any dividends or be entitled to any voting rights on any stock represented by outstanding options.

     (d) Termination of Employment. If a participant ceases to be an employee of the Company or any subsidiary due to death or Disability, each of the participant's options and SARs shall become fully vested and exercisable and shall remain so for a period of one year from the date of termination of employment, but in no event after its expiration date.

     If a participant ceases to be an employee of the Company upon Retirement, each option and SAR of the participant shall become fully vested and exercisable and shall remain so for a period of two years from the date of Retirement.

     If a participant ceases to be an employee of the Company due to Cause, all of the participant's options and SARs shall be forfeited immediately.

     If a participant ceases to be an employee of the Company for any reason other than death, Disability, Retirement or Cause, each option and SAR of the participant which is vested and exercisable shall remain so for a period of up to one year from the date of termination of employment, as determined by the Compensation Committee in its sole discretion, but in no event after its expiration date, and then shall terminate.

     (e) Restrictions on Incentive Stock Options. The aggregate Fair Market Value (determined as of the grant date) of shares of Common Stock with respect to which all incentive stock options first become exercisable by any participant in any calendar year under this or any other plan of the Company or any related or predecessor corporation of the Company or any related corporation (as defined in the applicable regulations under the Code) may not exceed $100,000 or such higher amount as may be permitted from time to time under Section 422 of the Code. To the extent that such aggregate fair market value shall exceed $100,000, or applicable higher amount, such options shall be treated as options which are not incentive stock options.

     The exercise price of any incentive stock option granted to a participant who owns (within the meaning of Section 422(b)(6) of the Code, after the application of the attribution rules in Section 424(d) of the Code) more than 10% of the combined voting power of all classes of shares of the Company or any related corporation shall be not less than 110% of the Fair Market Value of the Common Stock on the grant date and the term of such option shall not exceed five years.

7. STOCK APPRECIATION RIGHTS ("SARS")

     Subject to the other applicable provisions of the Plan, the Committee shall have the authority to grant SARs to any optionee, either at the time of grant of an option or thereafter by amendment to an option. The exercise of an option shall result in an immediate cancellation of its corresponding SAR, and the exercise of an SAR shall cause an immediate cancellation of its corresponding option. SARs shall be subject to such other terms and conditions as the Committee may specify. An SAR shall expire at the same time as the related option expires and shall be transferable only when, and under the same conditions as, the related option is transferable.

     SARs shall be exercisable only when, to the extent and on the conditions that the related option is exercisable. No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the related option.

     Upon the exercise of an SAR, the optionee shall be entitled to receive an amount equal to the difference between the Fair Market Value of a share of Common Stock of the Company on the date of exercise and the exercise price of the option to which the SAR corresponds. The Committee shall decide whether such payment shall be in cash, in shares or in a combination thereof.

     All SARs will be exercised automatically to the extent the related option is then exercisable at the end of the last business day prior to the expiration date of the related option at the end of its stated term or following the death, Disability or Retirement of the participant or the termination of the participant's employment by the Company for any reason other than Cause, so long as the Fair Market Value of a share of the Company's Common Stock on that date exceeds the exercise price of the related option.

8. LIMITED RIGHTS

     Subject to the other applicable provisions of the Plan, the Committee shall have authority to grant Limited Rights with respect to all or some of the shares covered by an option at the time the option is granted or by amendment to an option previously granted.

     A Limited Right shall be exercisable only during the 60-day period which begins on the date of a Change in Control or in accordance with Section 16. No Limited Right may be exercised until after six months from its grant and exercise of Limited Rights shall be subject to Section 18. If the exercise of Limited Rights during the 60-day period which begins on the date of a Change in Control would not comply with Rule 16b-3 of the Securities and Exchange Commission or any successor rule, the Committee shall extend the time for exercise to ensure that participants have an adequate opportunity to exercise but not beyond the time when the related option terminates. Any Limited Right not exercised as provided above shall terminate unless otherwise determined by the Committee. The termination of a Limited Right shall not affect the related option.

     Upon exercise of a Limited Right, the holder shall be entitled to receive from the Company for each Limited Right being exercised cash in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the exercise and grant dates.

     If a holder of Limited Rights ceases to be employed by the Company for any reason, his unexercised Limited Rights shall expire at the time the related option expires or is exercised. Upon exercise of a Limited Right the related option shall cease to be exercisable. Upon exercise or termination of an option, any related Limited Rights shall terminate. A Limited Right granted in relation to an incentive stock option shall comply with the requirements of Section 422 of the Code and the Treasury Regulations.

9. PERFORMANCE GRANTS

     Subject to the other applicable provisions of the Plan, Performance Grants may be awarded to participants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining the size and composition of Performance Grants so issued to a participant and the appropriate period over which performance is to be measured ("performance cycle"). Performance Grants may include (i) specific dollar-value target grants,
(ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance shares, the value of each such share being equal to the market value of a share of the Company's Common Stock.

     The value of each Performance Grant may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., net earnings) selected by the Committee. The Committee shall establish performance goals that, depending on the extent to which they are met, will determine the ultimate value of the Performance Grant or the portion of such Performance Grant earned by participants, or both.

     The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.

     The Committee shall determine the portion of each Performance Grant that is earned by a participant on the basis of the Company's performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a Performance Grant may be paid out in restricted or nonrestricted shares, cash or a combination of both as the Committee may determine.

     A participant must be an employee of the Company at the end of the performance cycle in order to be entitled to payment of a Performance Grant issued in respect of such cycle; provided, however, that, except as otherwise determined by the Committee, if a participant ceases to be an employee of the Company upon the occurrence of his or her death, Retirement, or Disability prior to the end of the performance cycle, the participant shall earn a proportionate portion of the Performance Grant based upon the elapsed portion of the performance cycle and the Company's performance over that portion of such cycle.

     The Committee shall have the discretion to determine the minimum portion (if any) of the Performance Grant that a participant may earn in the event of a Change in Control prior to the end of the performance cycle. The Committee shall give due consideration to the participant's established target award, the elapsed portion of the performance cycle, the Company's performance over that portion of the cycle, and such other factors deemed relevant by the Committee.

     In the event of a Change in Control a participant shall earn no less than the portion of the Performance Grant that the participant would have earned if the performance cycle(s) had terminated as of the date of the Change in Control.

10. RESTRICTED AND NONRESTRICTED SHARE AWARDS

     Subject to the other applicable provisions of the Plan, the Committee may at any time and from time to time award shares to such participants and in such amounts as it determines. Each award of shares shall specify the applicable restrictions, if any, on such shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the award. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any shares awarded to any participant under the Plan.

     Restricted shares may be issued at the time of award subject to forfeiture if the restrictions do not lapse or upon lapse of the restrictions. If shares are issued at the time of the award, the participant will be required to deposit the certificates with the Company during the period of any restriction thereon and to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends (or amounts equivalent to dividends) and to vote. If shares are issued upon lapse of restrictions, the Committee may provide that the participant will be entitled to receive any amounts per share pursuant to any dividend or distribution paid by the Company on its Common Stock to stockholders of record after the award and prior to the issuance of the shares.

     Except as otherwise provided by the Committee, on termination of a grantee's employment due to death, Disability, Retirement or a Change in Control during any period of restriction, all restrictions on shares awarded to such grantee shall lapse. On termination of a grantee's employment for any other reason, all restricted shares subject to awards made to such grantee shall be forfeited to the Company.

11. WITHHOLDING OF TAXES

     The Company may require, as a condition to any grant under the Plan or to the delivery of certificates for shares issued hereunder, that the grantee pay to the Company, in cash or, if approved by the Committee, in shares of Company Common Stock valued at Fair Market Value on the date as of which the withholding tax liability is determined, any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or to the delivery of shares under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such grantee to cover any such taxes.

12. WRITTEN AGREEMENT

     Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

13. TRANSFERABILITY

     No option, SAR, Limited Right, Performance Grant or restricted share award granted under the Plan shall be transferable by an employee otherwise than by will or the laws of descent and distribution. An option, SAR, Limited Right or Performance Grant may be exercised only by the optionee or grantee thereof or his or her guardian or legal representative.

L4. LISTING AND REGISTRATION

     If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to any option, SAR, Performance Grant or share award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder no such option or SAR may be exercised in whole or in part, no such Performance Grant paid out or no shares issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

15. TRANSFER OF EMPLOYEE

     Transfer of an employee from the Company to a subsidiary, from a subsidiary to the Company, and from one subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the date when an employee's right to reemployment shall no longer be guaranteed either by law or contract.

16. ADJUSTMENTS; BUSINESS COMBINATIONS

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, share exchange, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, including the number issuable to any individual each year, in the number and kind of shares covered by, outstanding options, SARs, Limited Rights and share awards made under the Plan, and in the exercise price of outstanding options or SARs.

     In the event of any merger, share exchange, consolidation or other reorganization or liquidation in which the Company is not the surviving or continuing corporation, or in which the Company's stockholders become entitled to receive cash, securities of the Company other than voting Common Stock or securities of another issuer, all outstanding options, SARs, Limited Rights and share awards shall be exercisable and shall vest notwithstanding any restriction on exercise or vesting at a date to be determined by the Committee not later than the effective date of the transaction and participants shall be entitled to receive the portion of a Performance Grant determined by the Committee but not less than the participant would have earned if the performance cycle had terminated on the effective date of the transaction.

17. TERMINATION AND MODIFICATION OF THE PLAN

     The Board of Directors, without further approval of the shareholders, may modify or terminate the Plan, except that no modification shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required for continued compliance with Rule l6b-3 of the Securities Act of 1934.

     The Committee may amend or modify the grant of any outstanding option, SAR, Limited Right, Performance Grant or share award in any manner to the extent that the Committee would have had the authority to make such grant as so modified or amended, including without limitation to change the date or dates as of which
(i) an option becomes exercisable, (ii) a Performance Grant is to be determined or paid, or (iii) restrictions on shares are to be removed. No modification may be made that would materially adversely affect any grant previously made under the Plan without the approval of the grantee. The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

18. LIMITATION ON BENEFITS

     No option, SAR or Limited Right may be exercised, no share award will vest and no Performance Grant will be paid to the extent such exercise, vesting or payment will create an "excess parachute payment" as defined in Section 280G of the Code.

     With respect to persons subject to Section 16 of the Securities Exchange Act of 1934, transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under such Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

19. EFFECTIVE DATE; TERMINATION DATE

     The Plan shall be effective as of November 28, 1988, and, unless previously terminated, the Plan shall terminate at the close of business on November 27, 1998.

                        MERRY-GO-ROUND ENTERPRISES, INC.
                              3300 FASHION WAY
                            JOPPA, MARYLAND 21085

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby appoints Michael D. Sullivan, Isaac Kaufman and Frank C. Peters, and each of them, as proxies of the undersigned with several powers of substitution, to act and vote at the Annual Meeting of Stockholders of Merry-Go-Round Enterprises, Inc. to be held on June 28, 1994 and at any adjournments thereof.

          THE SHARES REPESENTED BY THIS PROXY WILL BE VOTED AS
     DIRECTED ON THE REVERSE SIDE OR, IF A DIRECTION IS NOT INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. THE BOARD RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

              (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                        /X/ Please mark
                                                             your vote
                                                              as this

                                -----------
                                  COMMON

                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             "FOR" EACH PROPOSAL


                FOR ALL NOMINEES BELOW                 WITHHOLD AUTHORITY
                (EXCEPT AS MARKED TO                       TO VOTE FOR
                 THE CONTRARY BELOW)                   ALL NOMINEES BELOW

1. ELECTION OF         /  /                                   /  /
   DIRECTORS


   NOMINEES:    Leonard Weinglass, Michael D. Sullivan, Robert B. Bank,
                Raymond F. Altman, Alan E. Berkowitz and Isaac Kaufman

   INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name in the space provided below.


                ---------------------------------------------------------

                                              FOR    AGAINST   ABSTAIN

2. Amendment of 1989 Long Term
     Incentive Plan                           /  /     /  /       /  /


3. Ratification of KPMG Peat Marwick as       /  /     /  /       /  /
   independent auditors for the Company.


4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.



                Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                PLEASE MARK, SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE. NO POSTAGE NEEDED IF MAILED IN THE UNITED STATES.


Signature(s)                                          Dated           , 1994
            ----------------------------------------       -----------